Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

-- Twistbox Entertainment Successfully Divested --

-- Company Updates Full Year Revenue Guidance to Exclude Twistbox --

-- Conference Call at 4:30 p.m. ET Today --

Los Angeles, CA – February 13, 2014 – Mandalay Digital Group, Inc. (Nasdaq: MNDL), a leading provider of mobile technology solutions, today announced financial results for the three months ended December 31, 2013. The Company also announced the successful divestiture of Twistbox Entertainment, a legacy, non-core asset.

Recent Highlights:

•	Fiscal 2014 third quarter revenue of $7.0 million increased more than three-fold over the comparable period last year, primarily attributable to acquisitions.
•	Sequential quarterly revenue growth of approximately 0.5% impacted by timing of DT Ignite™ product ramp and unfavorable Australian foreign currency exchange rate.
•	Significantly reduced sequential quarterly net loss from $6.2 million to $4.2 million.
•	Divested Twistbox Entertainment, further strengthening the Company’s balance sheet.
•	Continued strong customer momentum. Signed multi-year agreement with U.S. tier 1 carrier for the Company’s Ignite and IQ products. In advanced discussions with additional U.S. tier 1 carrier.
•	Cash and cash equivalents balance increased to $5.3 million as of today, compared with $4.7 million at December 31, 2013. The Company has sufficient cash to reach organic profitability.
•	Robust M&A pipeline across a spectrum of accretive, inorganic opportunities.

“We see this quarter’s results as a continuation of the positive momentum we have been building on over the past year, even with the adverse effect of foreign exchange putting downward pressure on the third quarter,” said Peter Adderton, CEO of Mandalay Digital. “Our continued focus of signing long- term agreements with global carriers demonstrates the Company’s commitment to running our business for long-term shareholder value creation, rather than focusing on short-term opportunities. Over our brief history as an operating company, we have significantly strengthened the business on all fronts, and are now very well positioned to take Mandalay to the next level.

“Among our many successes, we have divested a non-core asset, substantially strengthened our capital structure and signed our first tier one carrier customer in the United States. Our momentum is growing, with several important relationships in the making, and the many opportunities we’ve been building toward are now directly in front of us,” Adderton added. “Mandalay is successfully providing global carriers with a much better way to capitalize on the huge and growing demand for mobile content by consumers. The team’s laser-focused execution and vision should allow us to use this competitive advantage to drive sustained growth well into the future.”

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

Financial Results

Revenue for the third quarter of fiscal 2014 increased nearly 250% to $7.0 million from $2.0 million for the same period a year ago. The increase was primarily related to the acquisitions of Logia and MIA in September 2012 and April 2013, respectively. Revenue increased slightly by 0.5% from the fiscal 2014 second quarter due mainly to the timing of the ramp of the Company’s DT Ignite™ product, as well as an adverse impact related to foreign currency.

Revenue for the first nine months of fiscal 2014 was $19.1 million, compared with $4.3 million for the same period last year. Changes in exchange rates, specifically related to the Australian dollar, had a $2.0 million negative impact on revenue for the first three quarters of fiscal 2014. Excluding the effect of foreign currency, and approximately $1.1 million of Twistbox revenue for the nine months ended December 31, 2013, which will be removed from the Company’s financials post sale, revenue for the first three quarters of fiscal 2014 would have grown to approximately $20.0 million.

Gross profit improved to $2.1 million from $1.1 million a year ago. Substantially all of the increase was related to the Logia and MIA acquisitions. Gross profit was $2.5 million for the second quarter of fiscal 2014. The sequential decline was primarily due to the timing of the ramp of the Company’s DT Ignite™ product and a higher proportion of lower margin products and services.

Adjusted gross margin, excluding the amortization of intangibles (which the Company refers to as non-GAAP gross margin), was 36.5% for the three months ended December 31, 2013, compared with 43.5% for the three months ended September 30, 2013. The sequential decrease was principally related to the DT Ignite™ timing issue and the change in product mix. A year- over-year adjusted gross margin comparison is not provided because it would not include the MIA portion of the Company’s business, as it was acquired in the first fiscal quarter of 2014. The Company said its short-term non-GAAP gross margin target remains above 40% on an annual basis, with quarterly variations depending on product mix. A table reconciling non-GAAP gross margin to gross margin can be found in the tables at the end of this press release.

Total operating expenses were $6.2 million for the fiscal 2014 third quarter, compared with $4.7 million in the prior-year quarter. Total operating expenses included $1.9 million in non-cash items comprised of depreciation, amortization and stock based compensation for the fiscal 2014 third quarter and $2.0 million for the prior-year third quarter. The Company reduced total operating expenses from $6.4 million for the fiscal 2014 second quarter despite severance payments related to the consolidation of technology teams in Europe and the hiring of the Company’s Chief Financial Officer.

The Company posted a net loss of $4.2 million, or $0.13 per share, based on 31.3 million weighted average common shares outstanding, for the third quarter of fiscal 2014, compared with a net loss of $4.2 million, or $0.24 per share, based on 17.8 million weighted average common shares outstanding, for last year’s third quarter. Net loss was significantly reduced from $6.2 million for the second quarter of 2014. Included in the fiscal 2014 third quarter net loss were non-cash charges of approximately $1.9 million related to stock based compensation, depreciation and amortization.

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

Adjusted EBITDA loss (which excludes certain cash and non-cash expenses) for the third quarter of fiscal 2014 was $1.7 million, versus $1.2 million for the second quarter of fiscal 2014. The decline – roughly equivalent to the reduction in gross profit – was attributable to a change in product mix. As with adjusted gross margin, a year-over-year Adjusted EBITDA comparison is not provided because it would not include the MIA portion of the Company’s business, as it was acquired in the first fiscal quarter of 2014. A table reconciling Adjusted EBITDA to net loss can be found in the tables at the end of this press release.

Cash and cash equivalents totaled $4.7 million at December 31, 2013, compared with $1.1 million at March 31, 2013. As of today’s date, the Company’s cash and cash equivalents balance is approximately $5.3 million, reflecting in part the successful collection of an unusually high balance of account receivable in relation to revenue levels at December 31, 2013 The Company stated that it has ample capital to achieve organic profitability.

Twistbox Divestiture

Mandalay Digital has entered into a stock purchase agreement to sell Twistbox Entertainment, a non-core asset. Including the assumption of the liabilities, net of cash and accounts receivable transferred in the sale, the value of the transaction is approximately $1.8 million, plus the opportunity to receive future contingent payments. The sale of this non-core business allows Mandalay Digital to focus on its higher-growth and opportunity Digital Turbine businesses, which continue to gain marketplace acceptance. The divestiture also allows Mandalay Digital to remove approximately $2.5 million from its current liabilities, further strengthening the Company’s working capital position and balance sheet, and providing it with additional flexibility to grow both organically and through strategic, accretive acquisitions to help build scale.

Business Outlook

Mandalay Digital Group updated its revenue forecast to exclude $2.0 million in Twistbox revenue for the full 2014 fiscal year, which will be removed from the Company’s financials post sale, to the range of $25.0 million to $27.0 million for fiscal 2014. The Company anticipates revenue at the higher end of the range excluding the impact of foreign currency and revenue at the lower end of the range including the foreign currency impact.

About Mandalay Digital Group

Mandalay Digital Group, Inc., through its wholly owned subsidiary, Digital Turbine, provides mobile solutions for wireless carriers globally to enable them to better monetize mobile content. The Company's products include mobile application management through DT Ignite, user experience and discovery through DT IQ, application stores and content through DT Marketplace, and content management and mobile payments through DT Pay. With global headquarters in Los Angeles, and offices throughout the U.S., Asia Pacific and EMEA, Mandalay Digital's solutions are used by more than 30 million consumers each month across more than 20 global operators. For additional information, visit www.mandalaydigital.com.

Conference Call

Management will host a conference call, today at 4:30 p.m. ET to discuss its fiscal 2014 third quarter financial results as well as an update on its progress with carriers and underlying business metrics. To participate, interested parties should dial 877-941-0843 in the United States or 480-629-9722 from international locations, conference ID 4666697. A playback of the call will be available until 11:59 pm ET on February 20, 2014 by dialing 800-406-7325 within the United States or 303-590-3030 from international locations, PIN number 4666697. A webcast of the conference call will be available at http://event.on24.com.

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

Use of Non-GAAP Financial Measures

To supplement the Company's condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Mandalay Digital uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin and Adjusted EBITDA. Reconciliations to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Non-GAAP measures are provided to enhance investors' overall understanding of the Company's current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude such items when viewed in conjunction with GAAP results and the accompanying reconciliations enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management's internal comparison of its financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA is calculated as GAAP net income (loss) excluding the following cash and non-cash expenses: interest expense, foreign transaction gains (losses), debt financing and non-cash related expenses, debt discount and non-cash debt settlement expense, gain or loss on extinguishment of debt, income taxes, asset impairment charges, depreciation and amortization, stock-based compensation expense, change in fair value of derivatives, and accruals for one-time and discretionary bonuses. Because Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other companies. Readers are cautioned that Adjusted EBITDA should not be construed as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of performance, which is the most comparable measure under GAAP.

Non-GAAP gross margin is defined as GAAP gross margin adjusted to exclude the effect of intangible amortization expense. Readers are cautioned that non-GAAP gross margin should not be construed as an alternative to gross margin determined in accordance with U.S. GAAP as an indicator of profitability or performance, which is the most comparable measure under GAAP.

Non-GAAP gross margin and Adjusted EBITDA are used by management as internal measures of profitability and performance. They have been included because the Company believes that the measures are used by certain investors to assess the Company’s financial performance before non-cash charges and certain costs that the Company does not believe are reflective of its underlying business.

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

Forward-Looking Statements

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including that Mandalay Digital can run its business for long-term shareholder value and that it can drive sustained growth well into the future, , and statements concerning Mandalay’s Digital’s expected fiscal 2014 revenues, carrier (including Tier 1 carrier) relationships, ramp up of the DT Ignite product, sufficiency of cash and removal of liabilities from the Company’s balance sheet are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include the inherent and deal specific challenges in converting discussions with carriers into actual contractual relationships, product acceptance of a new product such as DT Ignite in a competitive marketplace, the potential for unforeseen or underestimated cash requirements or liabilities, risks intrinsic to dispositions (like the Twistbox disposition) such as successor liability claims, the impact of currency exchange rate fluctuations on our reported GAAP financial statements, the Company’s ability as a smaller company to manage international operations, its ability given the Company’s limited resources to identify and consummate acquisitions, varying and often unpredictable levels of orders, the challenges inherent in technology development necessary to maintain the Company’s competitive advantage such as adherence to release schedules and the costs and time required for finalization and gaining market acceptance of new products, changes in economic conditions and market demand, rapid and complex changes occurring in the mobile marketplace, pricing and other activities by competitors, and other risks including those described from time to time in Mandalay Digital Group's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

For more information, contact:
Laurie Berman
PondelWilkinson Inc.

(310) 279-5980

pwinvestor@pondel.com

(Financial Tables Follow)

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

MANDALAY DIGITAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	March 31,
	2013	2013
ASSETS	(unaudited)

Current assets
Cash and cash equivalents	$4,656	$1,149
Accounts receivable, net of allowances of $130 and $130, respectively	6,310	1,995
Deposits	124	563
Prepaid expenses and other current assets	338	285
Total current assets	11,428	3,992

Property and equipment, net	459	148
Deferred tax assets	497	-
Intangible assets, net	10,095	4,757
Goodwill	4,770	3,588
TOTAL ASSETS	$27,249	$12,485

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$4,916	$3,783
Accrued license fees	3,680	669
Accrued compensation	1,266	692
Current portion of long term debt, net of discounts of $0 and $726, respectively	6	3,777
Deferred tax liabilities	315	134
Other current liabilities	565	600
Total current liabilities	10,748	9,655

Long term secured note, less discount of $0 and $980, respectively	-	1,252
Long term contingent liability, less discount of $762 and $159, respectively	238	841
Total liabilities	$10,986	$11,748

Stockholders' equity
Preferred stock
Series A convertible preferred stock
at $0.0001 par value; 200,000 shares authorized, 100,000 issued and outstanding
(liquidation preference of $1,000,000)	100	100
Common stock, $0.0001 par value: 200,000,000 shares authorized;
32,122,817 issued and 31,368,217 outstanding at December 31, 2013;
19,222,493 issued and 18,467,894 outstanding at March 31, 2013;	7	7

Additional paid-in capital	173,806	142,571
Treasury Stock (754,600 shares at December 31, 2013 and March 31, 2013)	(71)	(71)
Accumulated other comprehensive income / (loss)	109	(266)
Accumulated deficit	(157,688)	(141,604)
Total stockholders' equity	16,263	737

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,249	$12,485

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

MANDALAY DIGITAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	December 31, 2013	December 31, 2012	December 31, 2012	December 31, 2012
Net revenues	$7,033	$2,049	$19,121	$4,252

Cost of revenues
License fees	4,466	190	11,228	957
Other direct cost of revenues	513	737	1,488	1,018
Total cost of revenues	4,979	927	12,716	1,975

Gross profit	$2,054	$1,122	$6,405	$2,277

Operating expenses
Product development	2,120	577	6,299	1,308
Sales and marketing	555	329	1,569	647
General and administrative	3,567	3,795	10,770	9,386
Total operating expenses	6,242	4,701	18,638	11,341

Loss from operations	$(4,188)	$(3,579)	$(12,233)	$(9,064)

Interest and other income (expense)	31	(602)	(3,817)	(1,612)

Loss from operations before income taxes	$(4,157)	$(4,181)	$(16,050)	$(10,676)

Income tax provision	(19)	(33)	(34)	(66)

Net loss	$(4,176)	$(4,214)	$(16,084)	$(10,742)

Basic and diluted net loss per common share	$(0.13)	$(0.24)	$(0.63)	$(0.62)

Weighted average common shares outstanding
basic and diluted	31,329	17,797	25,544	17,383

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

MANDALAY DIGITAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW (unaudited)

(In thousands)

	9 Months Ended
	December 31, 2013	December 31, 2012

Cash flows from operating activities
Net loss	$(16,084)	$(10,742)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,584	237
Amortization of debt discount	726	1,070
Interest accrued	36	335
PIK Interest	68	-
Finance Costs	1,350	-
Fair value of financing costs related to conversion options	1,479	-
Stock and stock option compensation	1,354	487
Warrants issued for services	406	-
Stock issued for services	2,173	3,150
Stock issued as settlement of debt with a supplier	24	542
Settlement of debt with a supplier	182	-
Revaluation of contingent liabilities	(603)	44
Increase in fair value of derivative liabilities	811	21
Loss on disposal of leasehold improvements	8	-
(Increase) / decrease in assets, net of effect of disposal of subsidiary:
Accounts receivable	(1,506)	(322)
Deposits	439	-
Prepaid expenses and other current assets	346	(34)
Increase / (decrease) in liabilities, net of effect of disposal of subsidiary:
Accounts payable	(443)	(435)
Accrued license fees	3,011	(155)
Accrued compensation	229	(75)
Other liabilities and other items	(2,501)	15
Net cash used in operating activities	(6,911)	(5,862)

Cash flows from investing activities
Purchase of property and equipment	(62)	-
Cash used in acquisition of subsidiary	(1,287)	(3,416)
Cash acquired with acquisition of subsidiary	513	59
Net cash used in investing activities	(835)	(3,357)

Cash flows from financing activities
Repayment of debt obligations	(3,657)	-
Issuance of shares for cash	14,924	2,000
Net cash provided by financing activities	11,267	2,000

Effect of exchange rate changes on cash and cash equivalents	(14)	61

Net change in cash and cash equivalents	3,507	(7,158)
Cash and cash equivalents, beginning of period	1,149	8,799
Cash and cash equivalents, end of period	$4,656	$1,641

Supplemental disclosure of cash flow information:
Taxes paid	$19	$28

Noncash investing and financing activities:
Contingency earn out on acquisition of subsidiary, net of discount	$238	$758
Common stock of the Company issued for pending acquisition of an asset	$-	$533
Common stock of the Company issued for acquisition of subsidiary	$4,449	$787
Exercise of warrants to purchase common stock of the Company	$-	$473

Mandalay Digital Reports Fiscal 2014 Third Fiscal Quarter Financial Results

February 13, 2014

MANDALAY DIGITAL GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP and NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

GROSS MARGIN TO NON-GAAP GROSS MARGIN

	3 Months Ended	3 Months Ended
	December 31, 2013	September 30, 2013

Revenue	$7,033	$6,996
Gross profit	2,054	2,527
Gross margin percentage	29.2%	36.1%

Add back: Amortization of intangibles	513	513

Non-GAAP gross profit	2,567	3,040
Non-GAAP gross margin percentage	36.5%	43.5%

NET LOSS TO ADJUSTED EBITDA

	3 Months Ended	3 Months Ended
	December 31, 2013	September 30, 2013

Net loss	$(4,176)	$(6,222)

Add back: Other expense, net of income	(31)	2,240
Add back: Depreciation and amortization	546	546
Add back: Stock compensation	1,313	1,909
Add back: Bonuses	666	207
Add back: Income tax provision	19	90

Adjusted EBITDA	$(1,663)	$(1,230)